Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of James M. Jenkins, and J. Calven Swinea, Jr. as the undersigned’s true and lawful attorney-in-fact for, and in the name, place and stead of, the undersigned:

(1)
to execute on behalf of the undersigned and cause to be filed electronically with the Securities and Exchange Commission Forms 3, 4 and 5 (together with any amendments as may be required thereto) (the “Forms”) required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) and the regulations thereunder relating to Lakeland Industries, Inc. (“Lakeland”); and

(2)
generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present.

This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Act. The undersigned further acknowledges that the attorneys-in-fact are relying on written and oral information provided by the undersigned to complete the Forms and the undersigned is responsible for reviewing the completed Forms prior to their filing. By signing below, the undersigned hereby revokes any and all other power of attorney documents previously and otherwise executed in connection with the undersigned’s obligations as an officer of Lakeland to prepare and file the Forms with the SEC, pursuant to Section 16(a) of the Act.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 6th day of April, 2026.

By:	/s/ Hui An
Hui An